Exhibit 99.1

Contact:	Hal S. Jones		For Immediate Release
	(703) 345-6370		February 20, 2015

GRAHAM HOLDINGS COMPANY REPORTS
2014 AND FOURTH QUARTER EARNINGS
ARLINGTON VA—Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $1,293.0 million ($195.03 per share) for the year ended December 31, 2014, compared to $236.0 million ($32.05 per share) for the year ended December 31, 2013. Net income includes $372.2 million ($56.15 per share) and $64.0 million ($8.69 per share) in income from discontinued operations for 2014 and 2013, respectively. Income from continuing operations attributable to common shares was $920.7 million ($138.88 per share) for 2014, compared to $172.0 million ($23.36 per share) for 2013. For the fourth quarter of 2014, the Company reported net income attributable to common shares of $334.4 million ($57.41 per share), compared to $156.5 million ($21.14 per share) for the same period of 2013. Net income includes $2.3 million ($0.40 per share) and $106.3 million ($14.37 per share) in income from discontinued operations for the fourth quarter of 2014 and 2013, respectively. The Company reported income from continuing operations attributable to common shares of $332.1 million ($57.01 per share) for the fourth quarter of 2014, compared to $50.1 million ($6.77 per share) for the same period of 2013. (Refer to "Discontinued Operations" discussion below.)
In connection with the Berkshire exchange transaction that closed on June 30, 2014, the Company acquired 1,620,190 shares of its Class B common stock, resulting in 11% and 21% fewer diluted shares outstanding in 2014 and the fourth quarter of 2014, respectively, versus the same periods in 2013.
The results for 2014 and 2013 were affected by a number of items as described in the following paragraphs.  Excluding these items, income from continuing operations attributable to common shares was $254.4 million ($38.40 per share) for 2014, compared to $215.8 million ($29.34 per share) for 2013. Excluding these items, income from continuing operations attributable to common shares was $100.8 million ($17.31 per share) for the fourth quarter of 2014, compared to $74.8 million ($10.13 per share) for the fourth quarter of 2013. (Refer to the Non-GAAP Financial Information schedule attached to this release for additional details.)
Items included in the Company’s income from continuing operations for 2014 are listed below, and fourth quarter activity, if any, is highlighted for each item:

•
$31.6 million in early retirement program expense and related charges, restructuring charges and software asset write-offs at the education division and the corporate office (after-tax impact of $20.2 million, or $3.05 per share); $3.0 million of these charges were recorded in the fourth quarter (after-tax impact of $1.9 million, or $0.33 per share);

•	$17.3 million in fourth quarter noncash intangible and other long-lived assets impairment charges at Kaplan and Other Businesses (after-tax impact of $11.2 million, or $1.69 per share);

•	$396.6 million fourth quarter gain from the sale of Classified Ventures (after-tax impact of $249.8 million, or $37.68 per share);

•	$90.9 million gain from the Classified Ventures’ sale of apartments.com (after-tax impact of $58.2 million, or $8.78 per share);

•	$266.7 million gain from the Berkshire exchange transaction (after-tax impact of $266.7 million, or $40.23 per share);

•	$127.7 million gain on the sale of the corporate headquarters building (after-tax impact of $81.8 million, or $12.34 per share);

•	$75.2 million gain from the sale of wireless licenses at the cable division (after-tax impact of $48.2 million, or $7.27 per share); and

•
$11.1 million in non-operating unrealized foreign currency losses (after-tax impact of $7.1 million, or $1.08 per share); $8.5 million in losses were recorded in the fourth quarter (after-tax impact of $5.5 million, or $0.94 per share).

-more-

Items included in the Company’s income from continuing operations for 2013 are listed below, and fourth quarter activity, if any, is highlighted for each item:

•
$36.4 million in severance and restructuring charges at the education division (after-tax impact of $25.3 million, or $3.46 per share); $18.1 million of these charges were recorded in the fourth quarter (after-tax impact of $12.2 million, or $1.66 per share);

•	a fourth quarter $3.3 million noncash intangible assets impairment charge at Kaplan (after-tax impact of $3.2 million, or $0.44 per share);

•	a fourth quarter $10.4 million write-down of a marketable equity security (after-tax impact of $6.7 million, or $0.91 per share); and

•
$13.4 million in non-operating unrealized foreign currency losses (after-tax impact of $8.6 million, or $1.17 per share); $4.0 million in losses were recorded in the fourth quarter (after-tax impact of $2.6 million, or $0.35 per share).

Revenue for 2014 was $3,535.2 million, up 4% from $3,407.9 million in 2013. Revenues increased at the television broadcasting division and in other businesses, offset by a small decline at the cable and education divisions. Operating income for 2014 increased to $407.9 million, from $319.2 million in 2013. Operating results improved at all reporting segments and benefited from an increase in the net pension credit.
For the fourth quarter of 2014, revenue was $925.3 million, up 7% from $867.2 million in 2013. Revenues increased at the television broadcasting division and in other businesses, were flat at the education division and lower at the cable division. The Company reported operating income of $146.2 million in the fourth quarter of 2014, compared to $97.4 million in 2013. Operating results improved at all reporting segments.
On June 30, 2014, the Company and Berkshire Hathaway Inc. completed a transaction in which Berkshire acquired a wholly-owned subsidiary of the Company that included, among other things, WPLG, a Miami-based television station, 2,107 Class A Berkshire shares and 1,278 Class B Berkshire shares owned by Graham Holdings and $327.7 million in cash, in exchange for 1,620,190 shares of Graham Holdings Class B common stock owned by Berkshire Hathaway (Berkshire exchange transaction). As a result, income from continuing operations for 2014 includes a $266.7 million gain from the exchange of the Berkshire Hathaway shares, and income from discontinued operations for 2014 includes a $375.0 million gain from the WPLG exchange.
In November 2014, the Company announced that its Board of Directors authorized management to proceed with plans for the complete legal and structural separation of Cable ONE, Inc., a Graham Holdings subsidiary, from Graham Holdings. Following the proposed transaction, Cable ONE will be an independent, publicly traded company. The Company intends to complete the proposed transaction later in 2015. The proposed transaction will be structured as a tax-free spin-off of Cable ONE to the stockholders of the Company. The transaction is contingent on the satisfaction of a number of conditions, including completion of the review process by the Securities and Exchange Commission of required filings under applicable securities regulations, other applicable regulatory approvals and the final approval of transaction terms by the Company’s Board of Directors.
On February 12, 2015, Kaplan entered into a Purchase and Sale Agreement with Education Corporation of America (ECA) to sell substantially all of the assets of its KHE Campuses business, consisting of thirty-eight nationally accredited ground campuses, and certain related assets, in exchange for a preferred equity interest in ECA. The transaction is contingent upon certain regulatory and accrediting agency approvals and is expected to close in the second or third quarter of 2015.
Division Results
Education
Education division revenue in 2014 totaled $2,160.4 million, compared to revenue of $2,163.7 million in 2013. For the fourth quarter of 2014, education division revenue totaled $551.4 million, compared to revenue of $550.6 million for the same period of 2013.
Kaplan reported operating income of $65.5 million for 2014, compared to $51.0 million in 2013; Kaplan reported operating income for the fourth quarter of 2014 of $33.4 million, compared to $14.4 million in the fourth quarter of 2013. Kaplan’s 2014 operating results in comparison to 2013 benefited from improvement in Kaplan Higher Education (KHE) and Kaplan International results, offset by increased intangible and other long-lived asset impairment charges.
In recent years, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in significant costs in 2014 and 2013, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs and software asset write-offs totaled $16.8 million in 2014 and $36.4 million in 2013. Restructuring costs totaled $3.0 million in the fourth quarter of 2014 and $18.1 million in the fourth quarter of 2013. (Refer to the Education Division Information, Summary of Restructuring Charges schedule attached to this release for additional details.)

-more-

In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously part of Kaplan International. The sale of an additional school in China was completed in January 2015. Kaplan’s operating results exclude these schools, which have been reclassified to discontinued operations for all periods presented.
A summary of Kaplan’s operating results, including and excluding restructuring costs and software asset write-offs, is as follows:

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(in thousands)	2014	2013	% Change	2014	2013	% Change
Revenue
Higher education	$254,461	$269,895	(6)	$1,010,058	$1,080,908	(7)
Test preparation	70,652	61,137	16	304,662	293,201	4
Kaplan international	225,408	218,883	3	840,915	783,588	7
Kaplan corporate and other	1,203	1,494	(19)	6,094	7,990	(24)
Intersegment elimination	(343)	(791)	—	(1,312)	(1,953)	—
	$551,381	$550,618	—	$2,160,417	$2,163,734	—
Operating Income (Loss)
Higher education	$43,582	$29,230	49	$83,069	$71,584	16
Test preparation	(1,178)	(3,188)	63	(4,730)	4,118	—
Kaplan international	28,544	27,952	2	69,153	51,653	34
Kaplan corporate and other	(18,134)	(33,873)	46	(57,093)	(64,948)	12
Amortization of intangible assets	(2,089)	(2,422)	14	(7,738)	(8,503)	9
Impairment of intangible and other long-lived assets	(17,203)	(3,250)	—	(17,203)	(3,250)	—
Intersegment elimination	(109)	(46)	—	5	335	—
	$33,413	$14,403	—	$65,463	$50,989	28
Operating Income (Loss)
Restructuring Costs Excluded from Divisions
Higher education*	$45,587	$34,640	32	89,564	91,128	(2)
Test preparation*	(328)	(3,188)	90	3,999	4,118	(3)
Kaplan international*	28,622	29,617	(3)	69,380	57,425	21
Kaplan corporate and other*	(18,099)	(22,831)	21	(55,738)	(53,906)	(3)
	55,782	38,238	46	107,205	98,765	9
Restructuring costs*	(2,968)	(18,117)	84	(16,806)	(36,358)	54
Amortization of intangible assets	(2,089)	(2,422)	14	(7,738)	(8,503)	9
Impairment of intangible and other long-lived assets	(17,203)	(3,250)	—	(17,203)	(3,250)	—
Intersegment elimination	(109)	(46)	—	5	335	—
	$33,413	$14,403	—	65,463	50,989	28

*Non-GAAP Measure
KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.
In 2012, KHE began implementing plans to close or merge 13 ground campuses, consolidate other facilities and reduce its workforce. The last two of these campus closures were completed in the second quarter of 2014. In April 2014, KHE announced plans to close two additional ground campuses, and in July 2014, KHE announced plans to close another three campuses. KHE is in the process of teaching out the current students, and the campus closures will be completed by the end of 2015. In July 2014, KHE also announced plans to further reduce its work force.
In February 2015, Kaplan entered into a Purchase and Sale Agreement with ECA to sell substantially all of the assets of its KHE Campuses business. The transaction is contingent upon certain regulatory and accrediting agency approvals and is expected to close in the second or third quarter of 2015. In addition, in the fourth quarter of 2014, Kaplan recorded a $13.6 million other long-lived asset impairment charge in connection with its KHE Campuses business. KHE results include revenue and operating income (loss) related to the KHE Campuses business as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands)	2014	2013	2014	2013
Revenue	$67,355	$75,712	$274,487	$299,714
Operating income (loss)	$1,330	$(804)	$(12,500)	$(28,343)
In connection with these and other plans, KHE incurred $6.5 million and $19.5 million in restructuring costs from severance, accelerated depreciation, lease obligations and other items in 2014 and 2013, respectively; $2.0 million and $5.4 million of these restructuring costs were recorded in the fourth quarter of 2014 and 2013, respectively.

-more-

In 2014 and the fourth quarter of 2014, KHE revenue declined 7% and 6%, respectively, due largely to declines in average enrollments at KHE campuses and at Kaplan University that reflect weaker market demand over the past year and lower average tuition. The declines were most pronounced at KHE’s ground campuses due to the impact of campuses closed or in the process of closing, as well as weakness in demand for KHE’s non-degree vocational programs. KHE operating income improved in 2014 and the fourth quarter of 2014 due largely to expense reductions associated with lower enrollments and recent restructuring efforts and lower restructuring costs, partially offset by revenue declines and increased marketing spending at Kaplan University.
New student enrollments at KHE declined 3% in 2014 due to lower demand across KHE and the impact of campus closures. Total students at December 31, 2014, were down 6% and 8% compared to December 31, 2013, and September 30, 2014. Excluding campuses closed or planned for closure, total students at December 31, 2014, were down 4% and 8% compared to December 31, 2013, and September 30, 2014, respectively. A summary of student enrollments is as follows:

				Excluding Campuses Closing
	As of			As of
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2014	2014	2013	2014	2014	2013
Kaplan University	42,469	46,342	42,816	42,469	46,342	42,816
Other Campuses	14,266	15,570	17,417	14,045	15,139	15,818
	56,735	61,912	60,233	56,514	61,481	58,634

Kaplan University and Other Campuses enrollments by certificate and degree programs, are as follows:

	As of December 31
	2014	2013
Certificate	20.6%	21.7%
Associate’s	27.4%	29.7%
Bachelor’s	34.2%	32.3%
Master’s	17.8%	16.3%
	100.0%	100.0%
KTP includes Kaplan’s standardized test preparation programs. KTP revenue increased 4% in 2014 and 16% for the fourth quarter of 2014. Excluding revenues from acquired businesses, KTP revenue increased 2% in 2014 and 11% for the fourth quarter of 2014. KTP recorded a $7.7 million software asset write-off in the second quarter of 2014 due to a decision to consolidate certain learning management systems. KTP operating results declined in 2014 due to the software asset write-off and increased costs for newly acquired businesses. Operating results in the fourth quarter of 2014 improved due to revenue growth.
Kaplan International includes English-language programs and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue increased 7% in 2014 due to enrollment growth in the pathways, English-language, Australia professional and Singapore higher education programs. Kaplan International revenue grew 3% in the fourth quarter of 2014 due to growth in the pathways, English-language, Australia Professional and Singapore higher education programs, offset by weaker currency exchange rates in Europe and Australia.
Kaplan International operating income increased 34% in 2014 due primarily to improved results from operations in Australia and Singapore, and lower restructuring costs in 2014. Restructuring costs at Kaplan International totaled $0.2 million and $5.8 million in 2014 and 2013, respectively. Operating results were up in the fourth quarter of 2014 due to improved results in Australia and lower restructuring costs, offset by higher costs to support growth in English-language programs. Restructuring costs were $0.1 million and $1.7 million in the fourth quarter of 2014 and 2013, respectively.
In the fourth quarter of 2014, Kaplan recorded $17.2 million in noncash intangible and other long-lived assets impairment charges in connection with businesses at KHE, KTP and Kaplan International. In 2013, Kaplan recorded $3.3 million in noncash intangible assets impairment charges primarily in connection with one of the businesses in Kaplan International.
Kaplan corporate represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. In the fourth quarter of 2013, $11.0 million in restructuring costs was recorded in connection with charges related to office space managed by Kaplan corporate.
Kaplan continues to evaluate its cost structure and is pursuing additional cost savings opportunities, including eliminating excess office capacity. This will likely result in additional restructuring plans and related costs in 2015.

-more-

Cable
Cable division revenue for 2014 declined 1% to $798.1 million, from $807.3 million in 2013 due to 4% fewer customers and 8% fewer Primary Service Units (PSUs); revenue totaled $197.7 million for the fourth quarter of 2014, a 1% decline from $200.2 million for the fourth quarter of 2013. Operating expenses in 2014 declined 3%, from $637.6 million to $619.4 million in 2014; operating expenses declined 3% in the fourth quarter of 2014, from $151.5 million to $147.0 million. The expense declines are due to fewer customers and significantly reduced programming costs. Cable division operating income grew 5% to $178.7 million, from $169.7 million in 2013; operating income increased 4% from $48.7 million in the fourth quarter of 2013 to $50.7 million in the fourth quarter of 2014.
The cable division continues its focus on higher margin businesses, namely high-speed data and business sales. Residential high-speed data revenue increased 5.3% in 2014 on 2.5% customer growth, and business sales increased 18.5% on a 14.9% increase in business high-speed data customers. Overall, business sales comprised 8.9% of total revenue for 2014, compared with 7.4% of total revenue for 2013. Due to rapidly rising programming costs and shrinking margins, video sales now have less value and emphasis (video PSUs were down 16% from 2013) and programming costs have been reduced significantly. Effective April 1, 2014, the cable division elected not to renew its contract for Viacom networks.
The cable division also continues to focus on higher lifetime value customers who are less attracted by discounting, require less support and churn less. Operating income margins increased to 22.4% in 2014, from 21.0% in 2013.
A summary of PSUs and total customers is as follows:

	As of December 31
	2014	2013
Video	451,217	538,894
High-speed data	488,454	472,631
Voice	149,513	169,181
Total Primary Service Units (PSUs)	1,089,184	1,180,706
Total Customers	686,671	712,910
In July 2014, the cable division sold wireless spectrum licenses for $98.8 million; a pre-tax gain of $75.2 million was reported in the third quarter of 2014 in connection with these sales. The licenses had been purchased in the 2006 AWS auction.
Television Broadcasting
Revenue for the television broadcasting division increased 18% to $363.8 million in 2014, from $308.3 million in 2013; operating income for 2014 was up 29% to $187.8 million, from $145.2 million in 2013. The increase in revenue and operating income is due to a $31.8 million increase in political advertising revenue, $9.5 million in incremental winter Olympics-related advertising revenue at the Company’s NBC affiliates and $18.6 million in increased retransmission revenues.
For the fourth quarter of 2014, revenue increased 20% to $102.4 million, from $85.7 million in 2013; operating income for the fourth quarter of 2014 was up 24% to $54.4 million, from $44.0 million in the same period of 2013. The increase in revenue and operating income is due to a $15.4 million increase in political advertising revenue and $4.6 million in increased retransmission revenues.
In November 2014, the television broadcasting division acquired SocialNewsDesk, a market-leading software-based technology platform created by journalists to help newsroom and content producers publish, manage and monetize social media.
As a result of the Berkshire exchange transaction discussed above, the television broadcasting operating results exclude WPLG, the Company’s Miami-based television station, which has been reclassified to discontinued operations for all periods presented.
Other Businesses
Other businesses includes the operating results of The Slate Group and Foreign Policy Group, which publish online and print magazines and websites; SocialCode, a marketing solutions provider helping companies with marketing on social-media platforms; Celtic Healthcare, a provider of home health and hospice services; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications, acquired by the Company in August 2013; and Trove, a digital innovation team that builds products and technologies in the news space. Other businesses also includes a number of businesses acquired in 2014.

-more-

In April 2014, Celtic Healthcare acquired the assets of VNA-TIP Healthcare of Bridgeton, MO. This acquisition has expanded Celtic’s home health and hospice service areas from Pennsylvania and Maryland to the Missouri and Illinois regions. The operating results of VNA-TIP are included in other businesses from the date of acquisition in the second quarter of 2014. In January 2015, Celtic Healthcare and Allegheny Health Network (AHN) closed on the formation of a joint venture to combine each other’s home health and hospice assets in the western Pennsylvania region. Although Celtic will manage the operations of the joint venture, Celtic holds a 40% interest in the joint venture, so the operating results of the joint venture will not be consolidated and the pro rata operating results will be included in the Company’s equity in earnings of affiliates in the future. Celtic's revenues from the western Pennsylvania region that now are part of the joint venture made up 29% of total Celtic revenues in 2014.
On May 30, 2014, the Company acquired Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems. The operating results of Joyce/Dayton are included in other businesses from the date of acquisition in the second quarter of 2014.
On July 3, 2014, the Company acquired a majority interest in Residential Healthcare Group, Inc. (Residential), the parent company of Residential Home Health and Residential Hospice, leading providers of skilled home health and hospice services in Michigan and Illinois. The operating results of Residential are included in Other Businesses from the date of acquisition in the third quarter of 2014. Since Residential owns a minority interest in the Illinois operations it manages, the operating results of the Illinois operations are not being consolidated and the pro rata operating results are included in the Company’s equity in earnings of affiliates.
The increase in revenues for 2014 and the fourth quarter of 2014 is due primarily to the inclusion of revenues from the businesses acquired in 2014 and 2013. The improvement in operating results in 2014 and the fourth quarter of 2014 reflects the contribution of the acquired businesses, as well as improved results at SocialCode. These improvements were partially offset by acquisition-related costs and other integration expenses incurred in conjunction with the VNA-TIP Healthcare acquisition.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company’s traditional defined benefit plan and certain continuing obligations related to prior business dispositions. In the first quarter of 2014, the corporate office implemented a Separation Incentive Program that resulted in early retirement program expense of $4.5 million, which is being funded from the assets of the Company’s pension plan. In the third quarter of 2014, the acceptance period for the Voluntary Retirement Incentive Program (VRIP) ended and the Company recorded $10.3 million in early retirement program expense and other related charges, a portion of which is being funded from the assets of the Company’s pension plan. Excluding early retirement program expense, the total pension credit for the Company’s traditional defined benefit plan was $91.2 million and $42.7 million for 2014 and 2013, respectively.
Excluding the pension credit, early retirement program expense and other related charges, corporate office expenses increased in 2014 due to higher compensation costs, expenses related to acquisitions, the Berkshire exchange transaction and the cable spin-off, and incremental costs associated with the corporate office headquarters move to Arlington, VA.
Equity in Earnings of Affiliates
At September 30, 2014, the Company held a 16.5% interest in Classified Ventures, LLC (CV) and interests in several other affiliates. On October 1, 2014, the Company and the remaining partners in CV completed the sale of their entire stakes in CV. Total proceeds to the Company, net of transaction costs, were $408.5 million, of which $16.5 million will be held in escrow until October 1, 2015. The Company recorded a pre-tax non-operating gain of $396.6 million in connection with the sale in the fourth quarter of 2014.
The Company’s equity in earnings of affiliates, net, for 2014 was $100.4 million, compared to $13.2 million in 2013. For the fourth quarter of 2014, the Company’s equity in earnings of affiliates was $0.2 million and was insignificant for the fourth quarter of 2013.
The 2014 results include a pre-tax gain of $90.9 million from Classified Ventures’ sale of apartments.com in the second quarter of 2014.
Other Non-Operating Income (Expense)
The Company recorded other non-operating income, net, of $853.3 million in 2014, compared to expense of $23.8 million in 2013. For the fourth quarter of 2014, the Company recorded other non-operating income, net, of $387.3 million, compared to expense of $14.9 million for the fourth quarter of 2013.

-more-

The 2014 non-operating income, net, included a fourth quarter pre-tax gain of $396.6 million on the sale of Classified Ventures, the pre-tax gain of $266.7 million in connection with the Company’s exchange of Berkshire shares, a pre-tax gain of $127.7 million on the sale of the headquarters building, a $75.2 million pre-tax gain on the sale of wireless licenses, $11.1 million in unrealized foreign currency losses ($8.5 million in unrealized foreign currency losses in the fourth quarter) and other items. The 2013 non-operating expense, net, included a $10.4 million fourth quarter write-down of a marketable equity security, $13.4 million in unrealized foreign currency losses ($4.0 million in unrealized foreign currency losses in the fourth quarter) and other items.
Net Interest Expense and Related Balances
The Company incurred net interest expense of $34.5 million in 2014, compared to $33.8 million in 2013; net interest expense totaled $9.5 million and $8.2 million for the fourth quarters of 2014 and 2013, respectively. At December 31, 2014, the Company had $445.9 million in borrowings outstanding at an average interest rate of 7.1%, and cash, marketable securities and other investments of $1,024.4 million. At December 31, 2013, the Company had $450.8 million in borrowings outstanding at an average interest rate of 7.0%, and cash, marketable securities and other investments of $1,175.8 million.
Provision for Income Taxes
The effective tax rate for income from continuing operations in 2014 was 30.6%. The lower effective tax rate in 2014 largely relates to the Berkshire exchange transaction. The pre-tax gain of $266.7 million related to the disposition of the Berkshire shares was not subject to income tax as the exchange qualifies as a tax-free transaction.
The effective tax rate for income from continuing operations in 2013 was 36.9%. This effective tax rate benefited from lower state taxes and lower rates in jurisdictions outside the United States, offset by $4.6 million in net state and non-U.S. valuation allowances provided against deferred income tax benefits where realization is doubtful.
Discontinued Operations
On June 30, 2014, the Company and Berkshire Hathaway Inc. completed the Berkshire exchange transaction discussed above. A gain of $375.0 million was recorded in discontinued operations in connection with the disposition of WPLG, a Miami-based television station. This gain is not subject to income tax.
In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously part of Kaplan International. An additional school in China was sold by Kaplan in January 2015.
On October 1, 2013, the Company completed the sale of its newspaper publishing businesses for $250.0 million. The related publishing businesses sold include The Washington Post, Express, The Gazette Newspapers, Southern Maryland Newspapers, Greater Washington Publishing, Fairfax County Times, El Tiempo Latino and related websites (Publishing Subsidiaries). In the fourth quarter of 2013, a pre-tax gain of $157.5 million was recorded in discontinued operations on the sale ($100.0 million after-tax gain).
In March 2013, the Company sold The Herald, a daily newspaper headquartered in Everett, WA.
As a result of these transactions, income from continuing operations excludes the operating results and related net gain on dispositions of these businesses, which have been reclassified to discontinued operations, net of tax, for all periods presented.
Earnings Per Share
The calculation of diluted earnings per share for 2014 and the fourth quarter of 2014 was based on 6,559,442 and 5,769,889 weighted average shares, respectively, compared to 7,332,508 and 7,347,267 weighted average shares, respectively, for 2013 and the fourth quarter of 2013. At December 31, 2014, there were 5,798,789 shares outstanding and the Company had remaining authorization from the Board of Directors to repurchase up to 159,219 shares of Class B common stock. The earnings per share computations for the year and fourth quarter of 2014 were favorably impacted by the 1,620,190 common shares repurchased as part of the Berkshire exchange transaction.
Forward-Looking Statements
This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

-more-

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31%
(in thousands, except per share amounts)	2014	2013	Change
Operating revenues	$925,343	$867,242	7
Operating expenses	711,202	704,285	1
Depreciation of property, plant and equipment	45,366	58,924	(23)
Amortization of intangible assets	5,251	3,359	56
Impairment of intangible and other long-lived assets	17,302	3,250	—
Operating income	146,222	97,424	50
Equity in earnings of affiliates, net	202	37	—
Interest income	367	590	(38)
Interest expense	(9,879)	(8,838)	12
Other income (expense), net	387,346	(14,920)	—
Income from continuing operations before income taxes	524,258	74,293	—
Provision for income taxes	191,900	24,100	—
Income from continuing operations	332,358	50,193	—
Income from discontinued operations, net of tax	2,308	106,335	(98)
Net income	334,666	156,528	—
Net income attributable to noncontrolling interests	(256)	(55)	—
Net income attributable to Graham Holdings Company	334,410	156,473	—
Redeemable preferred stock dividends	—	—	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$334,410	$156,473	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$332,102	$50,138	—
Income from discontinued operations, net of tax	2,308	106,335	(98)
Net income	$334,410	$156,473	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$57.31	$6.79	—
Basic income per common share from discontinued operations	0.40	14.41	(97)
Basic net income per common share	$57.71	$21.20	—
Basic average number of common shares outstanding	5,678	7,266
Diluted income per common share from continuing operations	$57.01	$6.77	—
Diluted income per common share from discontinued operations	0.40	14.37	(97)
Diluted net income per common share	$57.41	$21.14	—
Diluted average number of common shares outstanding	5,770	7,347

-more-

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31%
(in thousands, except per share amounts)	2014	2013	Change
Operating revenues	$3,535,166	$3,407,911	4
Operating expenses	2,887,918	2,843,998	2
Depreciation of property, plant and equipment	203,646	229,355	(11)
Amortization of intangible assets	18,368	12,139	51
Impairment of intangible and other long-lived assets	17,302	3,250	—
Operating income	407,932	319,169	28
Equity in earnings of affiliates, net	100,370	13,215	—
Interest income	2,136	2,264	(6)
Interest expense	(36,586)	(36,067)	1
Other income (expense), net	853,259	(23,751)	—
Income from continuing operations before income taxes	1,327,111	274,830	—
Provision for income taxes	406,100	101,500	—
Income from continuing operations	921,011	173,330	—
Income from discontinued operations, net of tax	372,249	64,015	—
Net income	1,293,260	237,345	—
Net loss (income) attributable to noncontrolling interests	583	(480)	—
Net income attributable to Graham Holdings Company	1,293,843	236,865	—
Redeemable preferred stock dividends	(847)	(855)	(1)
Net Income Attributable to Graham Holdings Company Common Stockholders	$1,292,996	$236,010	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$920,747	$171,995	—
Income from discontinued operations, net of tax	372,249	64,015	—
Net income	$1,292,996	$236,010	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$139.44	$23.39	—
Basic income per common share from discontinued operations	56.37	8.71	—
Basic net income per common share	$195.81	$32.10	—
Basic average number of common shares outstanding	6,470	7,238
Diluted income per common share from continuing operations	$138.88	$23.36	—
Diluted income per common share from discontinued operations	56.15	8.69	—
Diluted net income per common share	$195.03	$32.05	—
Diluted average number of common shares outstanding	6,559	7,333

-more-

GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31%			December 31%
(in thousands)	2014	2013	Change	2014	2013	Change
Operating Revenues
Education	$551,381	$550,618	—	$2,160,417	$2,163,734	—
Cable	197,718	200,240	(1)	798,134	807,309	(1)
Television broadcasting	102,446	85,688	20	363,836	308,306	18
Other businesses	73,798	30,735	—	212,907	128,803	65
Corporate office	—	—	—	—	—	—
Intersegment elimination	—	(39)	—	(128)	(241)	—
	$925,343	$867,242	7	$3,535,166	$3,407,911	4
Operating Expenses
Education	$517,968	$536,215	(3)	$2,094,954	$2,112,745	(1)
Cable	147,010	151,543	(3)	619,412	637,574	(3)
Television broadcasting	48,066	41,689	15	176,003	163,114	8
Other businesses	67,850	34,647	96	233,993	152,271	54
Corporate office	(1,773)	5,763	—	3,000	23,279	(87)
Intersegment elimination	—	(39)	—	(128)	(241)	—
	$779,121	$769,818	1	$3,127,234	$3,088,742	1
Operating Income (Loss)
Education	$33,413	$14,403	—	$65,463	$50,989	28
Cable	50,708	48,697	4	178,722	169,735	5
Television broadcasting	54,380	43,999	24	187,833	145,192	29
Other businesses	5,948	(3,912)	—	(21,086)	(23,468)	10
Corporate office	1,773	(5,763)	—	(3,000)	(23,279)	87
	$146,222	$97,424	50	$407,932	$319,169	28
Depreciation
Education	$14,713	$28,104	(48)	$61,737	$89,622	(31)
Cable	26,748	27,541	(3)	128,733	128,184	—
Television broadcasting	2,228	2,142	4	8,409	8,746	(4)
Other businesses	1,430	616	—	3,931	2,177	81
Corporate office	247	521	(53)	836	626	34
	$45,366	$58,924	(23)	$203,646	$229,355	(11)
Amortization of Intangible Assets and Impairment of Intangible and Other Long-Lived Assets
Education	$19,292	$5,672	—	$24,941	$11,753	—
Cable	36	52	(31)	181	220	(18)
Television broadcasting	32	—	—	32	—	—
Other businesses	3,193	885	—	10,516	3,416	—
Corporate office	—	—	—	—	—	—
	$22,553	$6,609	—	$35,670	$15,389	—
Pension Expense (Credit)
Education	$3,855	$4,032	(4)	$15,418	$16,538	(7)
Cable	916	940	(3)	3,585	3,708	(3)
Television broadcasting	338	70	—	1,355	3,961	(66)
Other businesses	191	187	2	748	610	23
Corporate office	(23,070)	(14,287)	61	(82,301)	(41,836)	97
	$(17,770)	$(9,058)	96	$(61,195)	$(17,019)	—

-more-

GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31%			December 31%
(in thousands)	2014	2013	Change	2014	2013	Change
Operating Revenues
Higher education	$254,461	$269,895	(6)	$1,010,058	$1,080,908	(7)
Test preparation	70,652	61,137	16	304,662	293,201	4
Kaplan international	225,408	218,883	3	840,915	783,588	7
Kaplan corporate and other	1,203	1,494	(19)	6,094	7,990	(24)
Intersegment elimination	(343)	(791)	—	(1,312)	(1,953)	—
	$551,381	$550,618	—	$2,160,417	$2,163,734	—
Operating Expenses
Higher education	$210,879	$240,665	(12)	$926,989	$1,009,324	(8)
Test preparation	71,830	64,325	12	309,392	289,083	7
Kaplan international	196,864	190,931	3	771,762	731,935	5
Kaplan corporate and other	19,337	35,367	(45)	63,187	72,938	(13)
Amortization of intangible assets	2,089	2,422	(14)	7,738	8,503	(9)
Impairment of intangible and other long-lived assets	17,203	3,250	—	17,203	3,250	—
Intersegment elimination	(234)	(745)	—	(1,317)	(2,288)	—
	$517,968	$536,215	(3)	$2,094,954	$2,112,745	(1)
Operating Income (Loss)
Higher education	$43,582	$29,230	49	$83,069	$71,584	16
Test preparation	(1,178)	(3,188)	63	(4,730)	4,118	—
Kaplan international	28,544	27,952	2	69,153	51,653	34
Kaplan corporate and other	(18,134)	(33,873)	46	(57,093)	(64,948)	12
Amortization of intangible assets	(2,089)	(2,422)	14	(7,738)	(8,503)	9
Impairment of intangible and other long-lived assets	(17,203)	(3,250)	—	(17,203)	(3,250)	—
Intersegment elimination	(109)	(46)	—	5	335	—
	$33,413	$14,403	—	$65,463	$50,989	28
Depreciation
Higher education	$7,047	$9,973	(29)	$29,187	$43,892	(34)
Test preparation	2,826	4,536	(38)	12,547	19,194	(35)
Kaplan international	4,751	4,251	12	19,297	16,154	19
Kaplan corporate and other	89	9,344	(99)	706	10,382	(93)
	$14,713	$28,104	(48)	$61,737	$89,622	(31)
Pension Expense
Higher education	$2,629	$2,899	(9)	$10,514	$11,714	(10)
Test preparation	722	662	9	2,888	2,674	8
Kaplan international	89	90	(1)	356	363	(2)
Kaplan corporate and other	415	381	9	1,660	1,787	(7)
	$3,855	$4,032	(4)	$15,418	$16,538	(7)

-more-

GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
SUMMARY OF RESTRUCTURING CHARGES
(Unaudited)

(in thousands)	Severance	Accelerated Depreciation	Lease Obligation Losses	Software Asset Write-offs	Other	Total
Three Months Ended December 31
2014
Higher education	$511	$855	$639	$—	$—	$2,005
Test preparation	850	—	—	—	—	850
Kaplan international	78	—	—	—	—	78
Kaplan corporate and other	35	—	—	—	—	35
	$1,474	$855	$639	$—	$—	$2,968
2013
Higher education	$1,217	$1,728	$2,290	$—	$175	$5,410
Test preparation	—	—	—	—	—	—
Kaplan international	580	536	318	—	231	1,665
Kaplan corporate and other	341	9,107	1,594	—	—	11,042
	$2,138	$11,371	$4,202	$—	$406	$18,117
Twelve Months Ended December 31
2014
Higher education	$3,478	$2,062	$725	$—	$230	$6,495
Test preparation	1,040	—	—	7,689	—	8,729
Kaplan international	227	—	—	—	—	227
Kaplan corporate and other	330	—	1,025	—	—	1,355
	$5,075	$2,062	$1,750	$7,689	$230	$16,806
2013
Higher education	$4,264	$7,489	$6,627	$—	$1,164	$19,544
Test preparation	—	—	—	—	—	—
Kaplan international	1,684	260	1,130	—	2,698	5,772
Kaplan corporate and other	341	9,107	1,594	—	—	11,042
	$6,289	$16,856	$9,351	$—	$3,862	$36,358

-more-

NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

•	the ability to identify trends in the Company’s underlying business; and

•	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in thousands, except per share amounts)	2014	2013	2014	2013
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations, as reported	$332,102	$50,138	$920,747	$171,995
Adjustments:
Early retirement, restructuring charges, and software asset write-offs	1,902	12,194	20,225	25,347
Intangible and other long-lived assets impairment charges	11,213	3,210	11,213	3,210
Gain on sale of Classified Ventures	(249,828)	—	(249,828)	—
Classified Ventures' sale of apartments.com	—	—	(58,242)	—
Gain from exchange of Berkshire shares	—	—	(266,733)	—
Sale of headquarters building	—	—	(81,836)	—
Sale of wireless licenses	—	—	(48,235)	—
Marketable equity securities write-down	—	6,680	—	6,680
Foreign currency loss	5,455	2,580	7,134	8,564
Income from continuing operations, adjusted (non-GAAP)	$100,844	$74,802	$254,445	$215,796
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Diluted income per common share from continuing operations, as reported	$57.01	$6.77	$138.88	$23.36
Adjustments:
Early retirement, restructuring charges, and software asset write-offs	0.33	1.66	3.05	3.46
Intangible and other long-lived assets impairment charges	1.92	0.44	1.69	0.44
Gain on sale of Classified Ventures	(42.89)	—	(37.68)	—
Classified Ventures' sale of apartments.com	—	—	(8.78)	—
Gain from exchange of Berkshire shares	—	—	(40.23)	—
Sale of headquarters building	—	—	(12.34)	—
Sale of wireless licenses	—	—	(7.27)	—
Marketable equity securities write-down	—	0.91	—	0.91
Foreign currency loss	0.94	0.35	1.08	1.17
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$17.31	$10.13	$38.40	$29.34
The adjusted diluted per share amounts may not compute due to rounding.

# # #